Exhibit 3.14

WORLD AIRWAYS PARTS COMPANY, LLC
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”), dated as of November 22, 2002, amended and restated in its entirety as of the 20th day of May, 2008, by World Airways, Inc., a Delaware corporation (the “Member”), as the sole Member of World Airways Parts Company, LLC (the “Company”), a limited liability company organized pursuant to the provisions of the Delaware Limited Liability Company Act, Title 6, §§18-101. et.seq., as amended from time to time (the “Act”).

ARTICLE 1
FORMATION

Section 1.1            Name.

The name of the limited liability company is World Airways Parts Company, LLC and all business of the Company shall be conducted under that name or under any other name approved by the Managers (as defined herein) and, to the extent required, upon the giving of such notice as may be provided for under the terms of any agreement to which the Company is a party from time to time.

Section 1.2            Registered Agent and Office.

The Company’s initial registered agent for service of process and registered office shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Managers may, from time to time, pursuant to the relevant provisions of the Act, change the registered agent or office.

Section 1.3            Business Purpose

The nature of the business to be conducted or promoted by the Company and the sole purpose of the Company is to engage exclusively in the following business and activities:

(a)           to acquire as a capital contribution from, and to hold for the benefit of, the Member, and to distribute to the Member, the rotable and nonrotable parts inventory from time to time contributed to the Company by the Member, and to facilitate the financing of loans and to engage in other credit transactions from time to time (each, a “Financing”) made by any lender or other credit provider to the Member, its parent, subsidiaries or the Company (each a “Lender”); and

(b)           to engage in any lawful act or activity and to exercise any powers granted limited liability companies under the Act that are incidental to and necessary, suitable or convenient for the accomplishment of the purposes specified in clause (al above, including, without limitation, the execution of all agreements and documents necessary or appropriate in connection with any Financing.

Section 1.4            Term.

The term of the Company shall be perpetual until dissolved in accordance with this Agreement.

ARTICLE 2
MANAGEMENT

Section 2.1            Management

(a)           The management of the Company shall be vested in one or more Managers. The Manager or Managers may at their discretion, delegate such powers and duties to officers and employees of the Company as it deems fit. If the Company has more than one Manager, actions by the Managers shall be approved by a majority of the Managers.

(b)           The Manager or Managers shall have authority to conduct all ordinary business, as described in Section 1.3 of this Agreement, on behalf of the Company, and may execute and deliver on behalf of the Company any contract, conveyance, or similar document in furtherance of its business purpose; provided, however, that without the consent of the Member, no Manager shall have the authority to:

(i)                                     do any act in contravention of this Agreement;

(ii)                                  do any act which would make it impossible to carry on the ordinary business of the Company;

(iii)                               confess a judgment against the Company

(iv)                              merge or consolidate the Company with or into any other entity or change or reorganize the Company into any other legal form;

(v)                                 file a voluntary petition in bankruptcy or for reorganization or for adoption of an arrangement under any state or federal bankruptcy laws;

(vi)                              execute or deliver any general assignment for the benefit of creditors of the Company or permit the entry of an order of relief against the Company under any state or federal bankruptcy laws; or

(vii)                           sell or transfer all, or substantially all, of the assets of the Company, other than distributions to the Member or the granting of a security interest in the assets of the Company in favor of any Lender.

Section 2.2            Appointment of Managers.

The Member shall set the number of Managers and shall appoint each Manager. Such Managers have been appointed by the Member and have signed counterpart signature pages to this Agreement.

Section 2.3            Resignation and Removal of Managers.

A Manager shall hold office until such Manager’s successor is appointed by the Member or until such Manager’s earlier resignation, death, dissolution or removal by the Member. A Manager may resign at any time upon written notice to the Member, and a Manager may be removed with or without cause by the Member.

ARTICLE 3
OFFICERS

Section 3.1            Officers.

The initial Officers of the Company shall be designated by the Member. The additional or successor Officers of the Company shall be chosen by the Managers and may consist of a Corporate Secretary. The Managers may also choose one or more Vice Presidents and Assistant Secretaries. Any number of offices may be held by the same person. The Managers may appoint such other Officers and agents as they shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managers. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Managers. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the Managers. Any vacancy occurring in any office of the Company shall be filled by the Managers. The initial Officers of the Company designated by the Member are listed on Schedule A hereto.

Section 3.2            Corporate Secretary.

The Corporate Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Corporate Secretary shall record all the proceedings of the meetings of the Company and of the Managers in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Corporate Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Managers, and shall perform such other duties as may be prescribed by the Managers, under whose supervision the Corporate Secretary shall serve.

Section 3.3            Officers as Agents.

The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Managers not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 9(j), the actions of the Officers taken in accordance with such powers shall bind the Company.

Section 3.4            Duties of Officers.

Except to the extent otherwise modified herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

ARTICLE 4
MEMBER

Section 4.1            Membership Units.

All Membership interests in the Company (the “Units”) shall be represented by membership certificates. Each certificate issued hereunder shall be in the form approved by the Member and must be signed by not less than one Manager. In addition to any other information, restriction or legend, all certificates must include the name of the person to whom the Units are issued and the number and class of Units the certificate represents. No certificate when issued shall cease to be valid by reason of any changes in the information required or permitted to be stated on the certificate and, in the event of a change in the capital structure of the Company, it shall not be necessary to recall any previously-issued certificate for revision of the information placed thereon. The membership certificate shall constitute “certificated securities” for purposes of Article 8 and Article 9 of the Uniform Commercial Code as in effect in the State of Delaware.

Section 4.2            Authority of the Member.

The Member shall not, except in its capacity as a Manager or officer, participate in the management or control of the Company’s business, transact any business for the Company, or have the power to act for or bind the Company.

Section 4.3            Rights of the Member.

The Member shall have the following rights:

(a)           the Member may elect to dissolve the Company;

(b)           the Member may consent to any actions specifically requiring its consent or approval pursuant to this Agreement or the Act; and

(c)           the Member may take any other action specifically authorized pursuant to this Agreement.

Section 4.4            Cessation Event.

A Member shall not cease to be a Member solely upon the occurrence of any one or more of the events provided in Section 18-304 of the Act.

ARTICLE 5
TITLE TO COMPANY PROPERTY

Legal title to all property owned by the Company shall be in the name of the Company as an entity and, insofar as permitted by applicable law, the Member shall not have an ownership interest in any Company property in its individual name or right.

ARTICLE 6
INDEMNIFICATION AND LIABILITY

The Company may indemnify the Member, Managers and officers of the Company to the fullest extent authorized pursuant to the Act, with the approval or consent of the Member.

ARTICLE 7
SEPARATENESS/OPERATIONS MATTERS

The Company shall:

(a)           maintain books and records and bank accounts separate from those of any Member, to the extent required to be maintained;

(b)           maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(c)           observe all customary organizational and operational formalities;

(d)           conduct business in its own name and hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(e)           if necessary, prepare separate tax returns and separate financial statements reflecting contributions of parts inventory or capital by, and distributions of parts inventory or return of capital to, the Member; and

(f)            not commingle its assets with those of the Member or any subsidiary or affiliate of the Member.

ARTICLE 8
DISPOSITION OF MEMBERSHIP INTEREST AND ADMISSION OF
ASSIGNEES AND ADDITIONAL MEMBERS

Section 8.1            Disposition.

The Units in the Company are transferable either voluntarily or by operation of law. The Member may dispose of all or a portion of its Units and may pledge its Units to a Lender. Notwithstanding any provision of the Act to the contrary and at the discretion of the transferring Member, the transferee of the Member’s interest in the Company may be admitted as a Member upon the completion of the transfer without further action; provided that, if such transfer results in more than one Member, the provisions of this Agreement shall terminate and the Company shall be governed by the Act (until such time as the Members enter into a new Limited Liability Company Agreement).

Section 8.2            Admission of Additional Members.

The Member may admit additional Members and determine the capital contribution associated therewith, and thereafter, the provisions of this Agreement shall terminate and the Company shall be governed by the Act (until such time as the Members enter into a new Limited Liability Company Agreement).

ARTICLE 9
DISSOLUTION

Except as otherwise provided in this Article, the Company shall be dissolved only upon election by the Member or in the event of a judicial dissolution as contemplated under Section 18-801(5) of the Act. Dissolution of the Company shall be effective on the date designated by the Member in the event of dissolution by election of the Member.

ARTICLE 10
WINDING UP

(a)           Upon dissolution, the Company shall cease carrying on, as distinguished from the winding up of the Company business, but the Company is not terminated, but continues until the winding up of the affairs of the Company is completed and the certificate of cancellation has been filed with the Delaware Secretary of State.

(b)           Upon the winding up of the Company, the Company property shall be distributed:

(i)                                     to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of Company liabilities; and

(ii)                                  thereafter, to the Member. Such distributions shall be in cash, property other than cash, or partly in both, as determined by the Manager or Managers.

ARTICLE 11
GENERAL PROVISIONS

Section 11.1         Headings.

The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 11.2         Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

Section 11.3         Severability.

In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

Section 11.4         Waivers.

No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

Section 11.5         Agreement; Effect of Inconsistencies with Act.

This Agreement shall govern the existence and organization of the Company, and except to the extent a provision of this Agreement is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule.

Section 11.6         Amendments.

This Agreement and the Certificate of Formation may be amended only with the approval of the Member.

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IN WITNESS WHEREOF, the sole Member has amended and restated and executed this Agreement effective as of May 20th, 2008.

MEMBER:

WORLD AIRWAYS, INC.,

By:	/s/ Mark M. McMillin
Mark M. McMillin, General Counsel and Corporate Secretary

Agreement of Managers made and effective as of the 20th day of May, 2008. The undersigned Managers hereby agree to be the Managers of the Company pursuant to the Limited Liability Company Agreement and hereby agree to abide by the provisions of the Limited Liability Company Agreement and the Act, to the extent applicable, as they relate to the activities of the Managers and the operation of the Company.

/s/ William A. Garrett
William A. Garrett

/s/ Larry Montford
Larry Montford

SCHEDULE A

Corporate Secretary:	Mark M. McMillin